Exhibit 99.1

VNUS MEDICAL TECHNOLOGIES REPORTS FOURTH-QUARTER 2004 RESULTS:
$0.07 EARNINGS PER SHARE ON $11.2 MILLION NET REVENUES

SAN JOSE, Calif. — February 22, 2005—VNUS® Medical Technologies, Inc. (Nasdaq:VNUS), a leading provider of medical devices for the minimally-invasive treatment of venous reflux disease, today announced its financial results for the fourth quarter and full year ended December 31, 2004. These results were consistent with the company’s preliminary expectations for both periods, as announced on January 25, 2005.

Net revenues for the fourth quarter were $11.2 million, an increase of 49% from $7.5 million for the corresponding quarter of 2003 and an increase of 11% from $10.1 million for the third quarter ended September 30, 2004. Revenue growth was driven by increased sales of proprietary disposable endovenous catheters and accessory products to hospitals and physicians for use in the VNUS Closure® procedure.

Fourth-quarter net income was $1.0 million, or $0.07 per share on a fully diluted basis. This compared with break-even for the corresponding quarter of 2003 and with net income of $1.0 million, or $0.09 per share on a fully diluted basis, for the third quarter ended September 30, 2004. The number of weighted average shares outstanding used in the per-share calculations increased to 14.9 million for the fourth quarter of 2004 from 11.7 million shares for the third quarter of 2004, due primarily to the company’s initial public offering in October 2004. The weighted average shares outstanding for the third quarter of 2004 reflected an “as-if” conversion of preferred shares to common shares in connection with the initial public offering, as required by the two-class method of calculating earnings per share.

Net income for the fourth quarter of 2004 also included the effect of a non-cash charge for the amortization of deferred stock-based compensation of $310,000. This compared with non-cash charges for the amortization of deferred stock-based compensation of $103,000 for the corresponding quarter of 2003 and $296,000 for the third quarter ended September 30, 2004.

For the year ended December 31, 2004, the company’s net revenues were $38.2 million, an increase of 75% from $21.8 million for 2003. Net income for the year ended December 31, 2004 was $2.9 million, or $0.23 per share on a fully diluted basis, compared with a net loss of $2.6 million for the previous year. The number of weighted average shares outstanding used to calculate fully diluted net income per share for 2004 was 12.4 million, which reflected the previously mentioned “as-if” conversion of preferred shares to common shares.

VNUS’ balance sheet at December 31, 2004 included cash and cash equivalents of $68.6 million. The company generated net proceeds of approximately $54.0 million from its initial public offering in October 2004. As stated previously, VNUS plans to use these

VNUS Reports 4Q04 Results	2

net proceeds for investments in sales and marketing activities, clinical research, product development, working capital and general corporate purposes.

“We’re pleased with our fourth-quarter results and with the successful launch of our new RFGPLUS™ radiofrequency generator during the quarter,” said VNUS President and Chief Executive Officer Brian Farley. “We are also gratified by the recently presented results of our five-year multi-center clinical study, which showed that 84% of 117 treated limbs were free from venous reflux after five years, as well as a single center’s 93% success rate at achieving vein occlusion in 27 limbs shortly after treatment of the small saphenous vein with the VNUS Closure procedure. Results from a different study showed that 62% of varicose veins required no additional treatment in the six-month period after the procedure, due to spontaneous resolution or decrease in size following treatment with the VNUS Closure procedure alone. We believe that the data reported from these clinical studies further establishes the VNUS Closure procedure as the leading minimally-invasive solution for patients suffering from venous reflux disease and painful varicose veins. Furthermore, this highly positive long-term data and numerous other positive studies support the continued expansion of the VNUS sales and marketing organizations enabling us to better access this large and growing market.”

VNUS also announced today its business outlook for the first quarter of 2005.

BUSINESS OUTLOOK

VNUS currently estimates that first-quarter 2005 net revenues will range from $11.0 million to $11.2 million, consistent with historical business seasonality from the fourth quarter to the first quarter. The company continues to invest in the growth of the business by increasing its sales force and marketing activities and by expanding general and administrative expenses in accordance with public company responsibilities. VNUS also estimates that first-quarter net income will range from $0.8 million to $1.0 million, or $0.05 to $0.06 per share on a fully diluted basis. The number of weighted average shares outstanding used to calculate fully diluted net income per share for the first quarter is currently estimated to range from 15.6 million to 16.0 million.

As announced by the company on January 25, 2005, VNUS currently expects that full-year 2005 net revenues will range from $51.0 million to $54.0 million and net income will range from $4.9 million to $5.8 million, or $0.30 to $0.36 per share on a fully diluted basis. This outlook assumes approximately 16.0 million to 16.5 million weighted average shares outstanding for the full year.

TODAY’S TELECONFERENCE

The company plans to host its quarterly teleconference today at 2:00 p.m. PST / 5:00 p.m. EST. This call will be available live and as a webcast replay on the company’s website at http://vnus.client.shareholder.com/medialist.cfm. A phone replay will be available for one week after the live call at (719) 457-0820, code number 4731175.

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ABOUT VNUS MEDICAL TECHNOLOGIES, INC.

VNUS is a leading provider of medical devices for the minimally-invasive treatment of venous reflux disease, a progressive condition caused by incompetent vein valves in the leg. VNUS sells the Closure system, which consists of a proprietary radiofrequency (RF) generator and proprietary disposable endovenous catheters to close diseased veins through the application of temperature-controlled RF energy.

FORWARD-LOOKING STATEMENTS

In addition to statements of historical facts or statements of current conditions, VNUS has made forward-looking statements in this press release within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “expects” “estimates,” “believes,” or variations of such words and similar expressions, are intended to identify such forward-looking statements in this press release, including the statements regarding the outlook for VNUS’ business and revenue and net income forecasts, the statements made by Mr. Farley, and any other statements that refer to VNUS’ estimated or anticipated future results or business plans, such as the expansion of VNUS’ sales and marketing organizations. These statements are based on information available to VNUS as of the date of this press release and represent VNUS’ judgment only as of the date of this press release. Actual results may differ materially from current expectations based on a number of factors affecting VNUS’ business, including, among other things, changing competitive, market and regulatory conditions; changes in reimbursement levels established by governmental and third-party payors; the ability of VNUS to develop its products; the need for governmental clearances or approvals before selling products; the ability of VNUS to protect its patent position; the effectiveness of advertising and other promotional campaigns; the timely and successful implementation of strategic initiatives; the results of pending or future clinical trials; and overall economic conditions and general market conditions. Therefore, the reader is cautioned not to rely on these forward-looking statements. VNUS expressly disclaims any intent or obligation to update these forward-looking statements except as required by law.

Additional information concerning these and other risk factors can be found in press releases issued by VNUS and VNUS’ periodic public filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on December 3, 2004. Copies of VNUS press releases and additional information about VNUS are available on the World Wide Web at www.vnus.com.

Contact:	Tim Marcotte
Vice President, Finance and Administration
Chief Financial Officer
(408) 473-1199
ir@vnus.com

—FINANCIAL STATEMENTS ATTACHED—

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VNUS MEDICAL TECHNOLOGIES, INC.
Condensed Balance Sheets
(unaudited, in thousands)

	December 31,	December 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$68,566	$11,711
Accounts receivable, net	5,346	3,330
Inventories, net	1,651	871
Prepaid expenses and other current assets	671	242

Total current assets	76,234	16,154
Property and equipment, net	1,096	991
Other assets	641	644

Total assets	$77,971	$17,789

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,227	$884
Accrued liabilities	4,326	2,557

Total current liabilities	5,553	3,441
Other liabilities	110	107

Total liabilities	5,663	3,548

Convertible preferred stock	—	25
Common stock	14	1
Additional paid-in capital	114,697	58,686
Deferred stock compensation	(1,231)	(432)
Accumulated deficit	(41,172)	(44,039)

Total stockholders’ equity	72,308	14,241

Total liabilities and stockholders’ equity	$77,971	17,789

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VNUS MEDICAL TECHNOLOGIES, INC.
Condensed Statements of Operations
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
(in thousands, except per share data)	2004	2003	2004	2003
Net revenues	$11,186	$7,485	$38,166	$21,838
Cost of revenues (1)	2,845	1,945	9,542	6,311

Gross profit	8,341	5,540	28,624	15,527

Operating expenses Sales and marketing (1)	4,623	3,763	16,235	11,997
Research and development (1)	1,395	1,120	5,034	3,676
General and administrative (1)	1,633	691	4,706	2,609

Total operating expenses	7,651	5,574	25,975	18,282
Income (loss) from operations	690	(34)
			2,649	(2,755)
Interest and other income (expense), net	341	38	439	171

Income (loss) before taxes	1,031	4	3,088	(2,584)
Provision for income taxes	17	—	222	—

Net income (loss)	$1,014	$4	$2,866	$(2,584)

Net income (loss) per shar Basic	$0.07	$0.00	$0.26	$(1.97)

Diluted	$0.07	$0.00	$0.23	$(1.97)

Weighted average number of shares used in per share calculations
Basic	13,528	1,320	11,113	1,309

Diluted	14,896	1,320	12,350	1,309

	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
(1) Includes the following amortization of deferred stock-based compensation:
Cost of revenues	$26	$10	$90	$56
Sales and marketing	158	49	525	257
Research and development	24	15	84	89
General and administrative	102	29	352	146

	$310	$103	$1,051	$548

VNUS Reports 4Q04 Results	6

VNUS MEDICAL TECHNOLOGIES, INC.
Condensed Statements of Cash Flows
(unaudited, in thousands)

	Years Ended
	December 31,
	2004	2003
Net income (loss)	$2,866	$(2,584)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	420	351
Amortization of deferred stock compensation	1,051	583
Allowance for doubtful accounts	3	28
Changes in operating assets and liabilities:
Accounts receivable	(2,019)	(1,513)
Inventories, net	(780)	608
Prepaid expenses and other assets	(426)	(29)
Accounts payable	342	472
Accrued and other liabilities	1,773	1,404

Net cash provided by (used in) operating activities	3,230	(680)

Cash flows from investing activities:
Purchase of property and equipment	(525)	(238)

Net cash used in investing activities	(525)	(238)

Cash flows from financing activities:
Proceeds from the exercise of stock options for common stock	148	28
Proceeds from the sale of common stock in the initial public offering	54,002

Net cash provided by financing activities	54,150	28

Net increase (decrease) in cash and cash equivalents	56,855	(890)
Cash and cash equivalents at the beginning of the year	11,711	12,601

Cash and cash equivalents at the end of the period	$68,566	$11,711